Exhibit 99.1
NEWS
FOR IMMEDIATE RELEASE
March 6, 2007
Cinemark USA, Inc. Commences Tender Offer and Consent Solicitation for its
9% Senior Subordinated Notes due 2013
PLANO, TEXAS — Cinemark USA, Inc. (the “Company”) announced today that it has commenced a cash tender offer (the “Tender Offer”) for any and all of its 9% Senior Subordinated Notes due 2013 (CUSIP No. 172441AN7), of which $332,250,000 principal amount remains outstanding (the “Notes”). In conjunction with the Tender Offer, the Company is also soliciting consents (the “Consent Solicitation” and together with the Tender Offer, the “Offer”) to adopt proposed amendments to the indenture under which the Notes were issued that would eliminate substantially all restrictive covenants and certain event of default provisions. Any holder who tenders Notes pursuant to the Offer must also deliver a consent. The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated March 6, 2007 (the “Offer to Purchase”).
Holders who validly tender their Notes and deliver their consents at or prior to 12:00 midnight, New York City time, on March 19, 2007 (the “Consent Date”), unless extended, will be eligible to receive the Total Consideration. The “Total Consideration” to be paid for each Note validly tendered and accepted for payment at or prior to the Consent Date, will be equal to a price per $1,000 principal amount of the Notes that will be determined by pricing the Notes using standard market practice to the first call date at a fixed spread of 50 basis points over the bid-side yield on the 4⅝% U.S. Treasury Notes due February 29, 2008, determined as of 2:00 p.m., New York City time, on the Price Determination Date (as defined in the Offer to Purchase) by reference to the relevant Bloomberg Page. The Total Consideration for each Note so tendered includes a consent payment of $30.00 for each $1,000 principal amount (the “Consent Payment”). Holders whose valid tenders are received after 12:00 midnight New York City time on the Consent Date, but at or prior to 12:00 midnight, New York City time, on April 2, 2007 (the “Expiration Date”), will receive the Tender Offer Consideration (as defined below) but will not receive the Consent Payment. The “Tender Offer Consideration” is the Total Consideration less the Consent Payment. The Company expects to publicly announce the pricing information referred to above by press release on the business day following the Price Determination Date.
Holders of Notes who validly tender and do not validly withdraw their Notes in the Offer will also receive accrued and unpaid interest from the last interest payment date to, but not including, the applicable settlement date, payable on the applicable settlement date.
The Company’s obligation to accept for purchase and to pay for the Notes validly tendered and consents validly delivered, and not validly withdrawn, pursuant to the Offer is subject to and conditioned upon the satisfaction of or, where applicable, the Company’s waiver of, certain conditions including (1) the tender of at least a majority in principal amount of the outstanding Notes at or prior to the Consent Date (and, thereby, obtaining the requisite consents for the proposed amendments to the underlying indenture), (2) the execution and delivery of an amendment and waiver to the Company’s credit facility by each of the lenders thereunder on terms and conditions satisfactory to the Company and (3) certain other general conditions, each as described in more detail in the Offer to Purchase.
Holders who desire to tender their Notes must consent to the proposed amendments, and holders may not deliver consents without tendering the related Notes. Holders may not revoke consents without withdrawing the Notes tendered pursuant to the Tender Offer.
This announcement is not an offer to purchase, nor a solicitation of an offer to purchase, or a solicitation of tenders or consents with respect to, any Notes. The Offer is being made solely pursuant to the Offer to Purchase and related transmittal documents.
The Company has retained Lehman Brothers Inc. to serve as sole Dealer Manager and Solicitation Agent and D.F. King & Co., Inc. to serve as Information Agent and Tender Agent for the Offer. Requests for documents may be directed to D.F. King & Co., Inc. by telephone at (888) 628-8208 (toll free) or (212) 269-5550 (collect), or in writing at 48 Wall Street, 22nd Floor, New York, NY 10005. Questions regarding the terms of the Offer should be directed to Lehman Brothers Inc. at (800) 438-3242 (toll free) or (212) 528-7581 (collect), attention: Liability Management Group.
Forward-looking Statements
The Company intends that this release be governed by the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 (the “PSLR Act”) with respect to statements that may be deemed to be forward-looking statements. Statements contained in this release other than statements of historical fact, including statements based on our current expectations, assumptions, estimates and projections about our business and our industry, are forward-looking statements. You can identify forward-looking statements by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions, which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Forward-looking statements contained in this release reflect the Company’s view only as of the date of this release. The Company does not undertake any obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For further information, contact:
Robert Copple
Executive Vice President and Chief Financial Officer
Phone: (972) 665-1116
Fax: (972) 665-1003
Email: rcopple@cinemark.com
Visit Cinemark’s Website @ www.cinemark.com